EXHIBIT 23







                             CONSENT OF INDEPENDENT AUDITORS


We consent to the incorporation by reference in this Annual Report (Form 10-K) of Baldor Electric Company and affiliates of our report dated February 2, 1996 (except for Note G, as to which the date is February 16,
1996), included in the 1995 Annual Report to Shareholders of Baldor Electric Company and affiliates.

Our audits also included the financial statement schedules of Baldor Electric Company and affiliates listed in Item 14(a). These schedules are the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits. In our opinion, the financial statement schedules referred to above, when considered in relation to the basic financial statements taken as a whole, present fairly in all material respects the information set forth therein.

We also consent to the incorporation by reference in the Registration Statements (Form S-8, No. 2-77046) pertaining to the Baldor Electric Company 1982 Incentive Stock Option Plan, (Form S-8, No. 33-16766) pertaining to the Baldor Electric Company 1987 Incentive Stock Plan, (Form S-8, No. 33-28239) pertaining to the Baldor Electric Company Employee Savings Plan, (Form S-8, No. 33-36421) pertaining to the Baldor Electric Company 1989 Stock Option Plan for Non-Employee Directors and (Forms S-8, No. 33-59281 and No. 33-60731) pertaining to the Baldor Electric Company 1994 Incentive Stock Plan of our report dated February 2, 1996, (except for Note G, as to which the date is February 16, 1996), with respect to the consolidated financial statements incorporated herein by reference, and our report included in the preceding paragraph with respect to the financial statement schedules included in this Annual Report (Form 10-K) of Baldor Electric Company and affiliates.


/s/ Ernst & Young LLP
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St. Louis, Missouri
March 28, 1996